Exhibit 99


                 Dillard's, Inc. Reports November Sales Results


     LITTLE ROCK, Ark.--(BUSINESS WIRE)--Nov. 30, 2006--Dillard's, Inc. (NYSE:
DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended November 25, 2006 were $550,813,000 compared to sales for the four weeks ended November 26, 2005 of $561,023,000. Total sales decreased 2% for the four-week period. Sales in comparable stores decreased 3% for the four-week period.

     Sales for the 43 weeks ended November 25, 2006 were $5,796,022,000 compared to sales for the 43 weeks ended November 26, 2005 of $5,782,931,000. Sales were unchanged on a percentage basis for the 43-week period in both total and comparable stores.

     During the four weeks ended November 25, 2006, sales in the Western region were above the average company performance for the period. Sales were slightly above trend in the Central region and below trend in the Eastern region.

     During the four weeks ended November 25, 2006, sales of lingerie and accessories significantly exceeded the average company performance for the period. Sales of children's apparel, juniors' apparel and furniture were significantly below trend.

     Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers.

     The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations